EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-196612) and Form S-8 (Nos. 333-167618, 333-169005, 333-169768, 333-171006, 333-173421, 333-173454, 333-174820, 333-182032, 333-182755, 333-189062, 333-198575, 333-205658, 333-219502) of Verint Systems Inc. of our report dated December 15, 2017, except for Note 14, as to which the date is March 5, 2018, relating to the financial statements of Next IT Corporation as of December 31, 2016 and for the year then ended, appearing in this Amendment No. 1 to the Current Report on Form 8-K of Verint Systems Inc. dated March 6, 2018.

/s/ Moss Adams LLP
Spokane, Washington
March 5, 2018